Exhibit 99.1

MID-WISCONSIN FINANCIAL SERVICES, INC. REPORTS FINANCIAL RESULTS FOR THE SIX AND THREE MONTHS ENDED SEPTEMBER 30, 2005

October 28, 2005
Medford, Wisconsin

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), a bank holding company with $423.9 million in assets, reported net income of $1.1 million or $0.67 basic and diluted earnings per share for the quarter ended September 30, 2005 as compared to $1.2 million or $0.68 basic and diluted earnings per share for the third quarter 2004. Book value increased to $21.70 per share at September 30, 2005 compared to $21.18 per share at December 31, 2004. Net income was $3.3 million for the nine months ended September 30, 2005 compared to $3.4 million for the same period in the prior year.

Basic and diluted earnings per share were $1.95 for the first nine months of 2005 compared to $2.03 for basic earnings per share and $2.02 diluted earnings per share a year earlier. Operating results for the third quarter generated an annualized return on average assets (ROA) of 1.10% and return on average equity (ROE) of 12.48% compared to 1.17% and 13.54% from the same period one year ago.

Mid-Wisconsin Financial Services, Inc. is a one-bank holding company that operates Mid-Wisconsin Bank headquartered in Medford, Wisconsin with twelve retail locations serving central and northern Wisconsin markets in Taylor, Clark, Eau Claire, Lincoln, Marathon, Price and Oneida counties. In addition to traditional loan and deposit products, the Bank provides residential real estate appraisals, title insurance services, trust services, discount and full-service brokerage services, and pension plan administration.

NET INTEREST INCOME

For the quarter ended September, 2005, net interest income increased $357,000 to $3.9 million from $3.6 million from the same period a year earlier. The net interest margin for the third quarter 2005 increased to 4.12% from 4.00% a year earlier. Earning asset yields have increased between quarters and were 6.50% at September 2005, 6.14% at June 2005, 5.77% at March 2005, and 5.67% at
September 2004. The cost of interest bearing liabilities also continue to increase but a slower pace from 1.99% at September 2004, 2.22% at March 2005, 2.49% at June 2005 and 2.80% at September 2005.

During the third quarter of 2005 average loans increased $16.1 million to $306.7 million from $290.6 million at June 2005. During the same time period average investments decreased $2.8 million to $78.7 million. The mix of average loans and investments to average total earning assets was 98.1% at September 30, 2005 compared to 97.8% at June 30, 2005. The relationship of a higher volume of loans and investments as a percentage of the asset mix has provided a source of higher yielding assets, which has contributed to net interest income.

NONINTEREST INCOME

Noninterest income was $860,000 for the quarter ended September 30, 2005, an increase of $118,000 when compared to the same period last year. The increase in noninterest income was attributable to increases in service fees, trust services fees, gains from sales of secondary market real estate loans, and other operating income. The increase in service fees was due, in part, to the implementation of the updated retail and commercial fees that became effective in the second quarter of 2005. Other operating income includes the final payment from the sale of stock due to the third party acquisition of Pulse (an ATM operator/provider) in which the Bank held shares. These increases were partially offset by decreases in investment product commissions. Investment product commissions declined due to a significant decrease in annuity product sales and from the sales staff transitioning from transaction oriented business model to a relationship model.

OPERATING EXPENSES

For the quarter ended September 30, 2005, noninterest expenses increased $356,000 over the same quarter 2004. The Company is incurring additional overhead expense in 2005 due to the new bank branch located in Rib Mountain, Wisconsin. Salaries and employee benefits increased $268,000 due to additional staffing and normal salary increases as well as increased incentive pay. The number of full-time equivalent employees increased to 147 at September 30, 2005 from 130 at September 30, 2004. Occupancy expense increased $40,000 due to branch expansion and increased utility costs. Data processing and information systems increased $37,000 due to new software and related maintenance agreements. The core deposit intangible was fully amortized during the third quarter 2005.

BALANCE SHEET

Total assets were $423.9 million at September 30, 2005 compared to $410.8 million at December 31, 2004. Total loans increased $27.7 million or 9.7% during the first nine months of 2005 to $312.4 million, while deposits decreased 2.6% to $295.5 million. Premises and equipment increased $2.5 million to $8.7 million at September 30, 2005 from year-end due to construction of a new bank branch. Asset growth was funded primarily by an increase in corporate funds in the form of repurchase agreements of $20.3 million and wholesale certificates of $5.1 million. Total stockholders' equity increased to $37.0 million at September 30, 2005 from $36.1 million at December 31, 2004.

Due to loan portfolio growth during the third quarter 2005 the Company recorded provisions for loan losses totaling $115,000 as compared to $75,000 for the same period in 2004. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan losses which takes into account various factors including specific credit allocations for individual loans, historical loss experience for loan categories, credit concentrations,
and changes in portfolio volume.   During the third quarter of 2005, the
Company had net loan charge-offs of $19,000. The ratio of allowance for loan losses to total loans was 0.96% at September 30, 2005 and 0.99% at December 31, 2004. Non-performing loans totaled $2.2 million and $1.6 million at September 30, 2005 and December 31, 2004, respectively. There was one foreclosed property at September 30, 2005.

The Company believes the balance of the allowance for loan loss at September 30, 2005 was adequate to absorb loan losses inherent in the loan portfolio, future adjustments may be necessary based on changes in economic conditions and the impact of such changes on borrowers.

On October 14, 2005, the Company completed a private placement of $10.0 million of floating rate trust preferred securities to an institutional investor. The trust preferred securities mature in December, 2035, are redeemable at the Company's option beginning in December, 2010. The initial interest rate is 5.958% until December 15, 2010, when the rate will reset quarterly to the three-month LIBOR rate plus 1.43%. The trust preferred securities qualify as Tier 1 capital at the Company. The net proceeds will be used for general corporate purposes.

This press release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY FINANCIAL DATA

                                        Mid-Wisconsin Financial Services, Inc.
                                       Quarterly Financial Summary (unaudited)
                                    (amounts in thousands, except per share data)
                                                                      Quarter ended
                                            September 30,   June 30,    March 31,   December 31,   September 30,
                                                  2005        2005        2005          2004            2004
STOCKHOLDERS' DATA
Basic and diluted earnings per share             $0.67       $0.65       $0.63         $0.62           $0.68
Cash dividends per share                         $0.22       $0.62       $0.22         $0.22           $0.22
Book value per share                            $21.70      $21.49      $21.13        $21.18          $20.82
Average basic common shares outstanding      1,703,577   1,703,577   1,703,577     1,699,130       1,685,646
Average diluted common shares outstanding    1,705,912   1,705,892   1,706,229     1,700,849       1,686,594
PERFORMANCE RATIOS
Return on average assets                          1.10%       1.11%       1.05%         1.06%           1.17%
Return on average equity                         12.48%      12.35%      11.84%        11.91%          13.54%
Net interest margin                               4.12%       4.04%       3.89%         4.05%           4.00%
Efficiency ratio                                 58.26%      60.14%      61.12%        58.67%          56.34%
Non-performing loans to total loans               0.72%       0.50%       0.48%         0.57%           0.65%
Allowance for loan losses to:
     Total loans                                  0.96%       0.98%       0.99%         0.99%           0.99%
     Non-performing loans                       136.23%     194.52%     208.90%       181.35%         153.42%
Net charge-offs to average loans                  0.01%       0.00%       0.01%         0.01%           0.04%
Non-performing assets to total assets             0.53%       0.37%       0.34%         0.40%           0.47%
STOCK PRICE INFORMATION
High                                            $34.00      $35.50      $35.40        $34.00          $30.80
Low                                              33.00       34.00       33.10         30.80           28.50
Market price at period end                       33.00       34.00       34.90         34.00           30.80

                           Mid-Wisconsin Financial Services, Inc.
                             Summary Financial Data (unaudited)
                        (amounts in thousands, except per share data)
                                                     Three Months Ended         Nine Months Ended
                                                         September 30,             September 30,
                                                        2005       2004          2005         2004
INCOME STATEMENT
Interest income                                       $6,255     $5,115       $17,362      $14,921
Interest expense                                       2,334      1,551         6,133        4,459
Net interest income                                    3,921      3,564        11,229       10,462
Provision for loan losses                                115         75           252          185
Net interest income after provision for loan losses    3,806      3,489        10,977       10,277
Noninterest income
   Service fees                                          248        222           665          629
   Trust service fees                                    243        190           674          566
   Investment product commissions                         68         88           178          352
   Other operating income                                301        242           961          744
Total noninterest income                                 860        742         2,478        2,291
Noninterest expenses
   Salaries and employee benefits                      1,682      1,414         4,839        4,296
   Occupancy                                             346        306         1,019          947
   Data processing and information systems               133         96           372          292
   Goodwill and purchased core deposit amortization       77         83           231          249
   Other operating expenses                              621        604         1,969        1,825
Total noninterest expense                              2,859      2,503         8,430        7,609
Income before provision for income taxes               1,807      1,728         5,025        4,959
Provision for income taxes                               663        578         1,699        1,541
Net income                                            $1,144     $1,150        $3,326       $3,418

                          Mid-Wisconsin Financial Services, Inc.
                                Summary Financial Data
                      (amounts in thousands, except per share data)
                                                             September 30,       December 31,
                                                                  2005               2004
                                                              (unaudited)         (audited)
 BALANCE SHEET
ASSETS
Cash and due from banks                                         $13,751            $12,567
Interest-bearing deposits in other financial institutions           517                 18
Federal funds sold                                                  996             19,567
Securities available for sale -At fair value                     80,592             81,082
Federal Home Loan Bank stock (at cost)                            2,637              2,535
Loans held for sale                                                 774                546
Loans receivable, net of allowance for loan losses of
  $3,008 in 2005 and $2,820 in 2004                             308,596            281,321
Accrued interest receivable                                       1,797              1,554
Premises and equipment                                            8,698              6,185
Intangible assets                                                     0                231
Goodwill                                                            295                295
Other assets                                                      5,213              4,916
Total assets                                                   $423,866           $410,817

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                    $43,901            $50,814
Interest-bearing deposits                                       251,646            252,573
  Total deposits                                                295,547            303,387
Short-term borrowings                                            39,551             19,216
Long-term borrowings                                             49,000             49,000
Accrued interest payable                                          1,445              1,148
Accrued expenses and other liabilities                            1,360              1,982
Total liabilities                                               386,903            374,733
Stockholders' equity:
  Common stock-Par value $.10 per share:
      Authorized - 6,000,000 shares
      Issued & outstanding -
      1,703,577 shares in 2005 and 2004                             170                170
Additional paid-in capital                                       11,550             11,542
Retained earnings                                                25,549             24,028
Accumulated other comprehensive income (loss)                      (306)               344
Total stockholders' equity                                       36,963             36,084
Total liabilities and stockholders' equity                     $423,866           $410,817